EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD PARK-OHIO HOLDINGS CORP. (440) 947-2000

ParkOhio Announces Increased Revenues and Earnings in the Second Quarter

CLEVELAND, OHIO, August 7, 2012 — Park-Ohio Holdings Corp. (NASDAQ:PKOH) today announced results for its second quarter and six-months ended June 30, 2012.

SECOND QUARTER RESULTS

Net sales were $308.8 million for the second quarter of 2012, an increase of $62.0 million or 25% from net sales of $246.8 million for the second quarter of 2011. ParkOhio reported income before income taxes of $6.8 million for the second quarter 2012, an increase of 224% compared to income before income taxes of $2.1 million for the second quarter 2011. ParkOhio recorded income tax expense of $2.3 million for the second quarter of 2012, an effective income tax rate of 34.5%. ParkOhio reported net income of $4.4 million, or $.37 per diluted share, for the second quarter of 2012, which included the impact of a $13.0 million pre-tax litigation settlement charge, or $.69 per diluted share. This compared to a net loss of $1.1 million, or ($.10) per diluted share, for the second quarter of 2011, which included debt extinguishment costs of $7.3 million resulting from the refinancing of the Company’s senior subordinated notes and the amendment of its revolving credit facility and income taxes of $2.1 million resulting from the retirement of $26.2 million of its senior subordinated notes that were held by a foreign affiliate. The combined effect of the debt extinguishment costs and the tax impact of the retirement of the senior notes was $.81 per diluted share in the second quarter of 2011.

YEAR-TO-DATE RESULTS

Net sales were $571.9 million for the first six months of 2012, an increase of $83.4 million or 17% from net sales of $488.4 million in the first six months of 2011. ParkOhio reported income before income taxes of $20.2 million for the first six months of 2012, an increase of 62% compared to income before income taxes of $12.5 million for the first six months of 2011. ParkOhio recorded income tax expense of $6.8 million for the first six months of 2012, an effective income tax rate of 33.6%. ParkOhio reported net income of $13.4 million, or $1.11 per diluted share, for the first six months of 2012, which included the impact of a $13.0 million pre-tax litigation settlement charge, or $.69 per diluted share. This compared to net income of $7.6 million, or $.64 per diluted share, for the first six months of 2011 which included debt extinguishment costs and income taxes on the retirement of the senior subordinated notes as described above. The combined effect of the debt extinguishment costs and the tax impact of the retirement of the senior subordinated notes was $.78 per diluted share for the six-month period ended June 30, 2011.

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2012 REVENUE AND EARNINGS GUIDANCE UPDATE

We currently forecast our consolidated 2012 revenues to be in the range of $1.165 billion to $1.175 billion. We are also updating our earnings per diluted share forecast to be in the range of $2.60 to $2.70 per diluted share, which includes $.69 per diluted share for the unusual $13.0 million pre-tax litigation settlement charge in the second quarter of 2012. In addition, we are forecasting EBITDA, as defined, to be approximately $96.0 million for the year ended December 31, 2012, which also includes the settlement charge as an expense in deriving EBITDA, as defined. EBITDA, as defined, reflects earnings before interest expense, income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company’s revolving credit agreement.

Edward F. Crawford, Chairman and Chief Executive Officer, stated, “The operating performance of ParkOhio continues to be stable with strong performance in most businesses and end markets. This performance coupled with the continued successful integration of FRS and the developing progress in Aluminum Products has us cautiously optimistic regarding the second half of 2012.”

A conference call reviewing ParkOhio’s second quarter results will be broadcast live over the Internet on Wednesday, August 8, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.

ParkOhio is a leading provider of supply management services and a manufacturer of highly-engineered products. Headquartered in Cleveland, Ohio, the Company operates 36 manufacturing sites and 45 supply chain logistics facilities.

This news release contains forward-looking statements, including statements regarding future performance of the Company that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicle industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

(In Thousands, Except per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net sales	$308,817	$246,808	$571,873	$488,436
Cost of products sold	252,867	201,628	467,044	401,321

Gross profit	55,950	45,180	104,829	87,115
Selling, general and administrative expenses	29,623	28,846	58,368	54,511
Litigation settlement	13,000	—	13,000	—

Operating income	13,327	16,334	33,461	32,604
Interest expense	6,540	6,894	12,970	12,757
Debt extinguishment costs	—	7,335	305	7,335

Income before income taxes	6,787	2,105	20,186	12,512
Income taxes	2,344	3,212	6,787	4,890

Net income (loss)	$4,443	$(1,107)	$13,399	$7,622

Amounts per common share:
Basic	$0.37	$(0.10)	$1.13	$0.66
Diluted	$0.37	$(0.10)	$1.11	$0.64
Common shares used in the computation
Basic	11,929	11,545	11,858	11,503
Diluted	12,112	11,545	12,077	12,000
Other financial data:
EBITDA, as defined	$18,395	$21,303	$41,992	$41,971

Note A—As we disclosed in previous periodic filings, one of our subsidiaries, Ajax Tocco Magnethermic ("ATM"), was a party to a binding arbitration proceeding pending in South Africa with a customer. The arbitration involved a dispute over the design and installation of a melting furnace. The customer sought binding arbitration in September 2011 for breach of contract and sought compensatory damages in the amount of $37.0 million, as well as fees and expenses related to the arbitration. ATM counterclaimed in the arbitration, alleging breach of contract for non-payment of $2.7 million as well as fees and expenses related to the arbitration.

In June 2012, we entered into a settlement agreement with the customer pursuant to which we agreed to settle all claims subject to the arbitration proceeding by paying the customer $13.0 million in cash, which payment was made in June 2012.

Note B—EBITDA, as defined, reflects earnings before interest expense, income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company's Revolving Credit Agreement. EBITDA is not a measure of performance under generally accepted accounting principles ("GAAP") and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA is useful to investors as an indication of the Company's satisfaction of its Debt Service Ratio covenant in its Revolving Credit Agreement and because EBITDA is a measure used under the Company's revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net income (loss)	$4,443	$(1,107)	$13,399	$7,622
Add back:
Income taxes	2,344	3,212	6,787	4,890
Interest expense	6,540	6,894	12,970	12,757
Debt extinguishment costs	—	7,335	305	7,335
Depreciation and amortization	4,790	4,274	8,286	8,229
Miscellaneous	278	695	245	1,138

EBITDA, as defined	$18,395	$21,303	$41,992	$41,971

CONDENSED CONSOLIDATED BALANCE SHEETS

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	(Unaudited) June 30, 2012	December 31, 2011
	(in Thousands)
ASSETS
Current Assets
Cash and cash equivalents	$43,440	$78,001
Accounts receivable, net	183,473	139,941
Inventories	226,241	202,039
Deferred tax assets	23,036	20,561
Unbilled contract revenue	12,441	18,778
Other current assets	14,840	8,790

Total Current Assets	503,471	468,110
Property Plant and Equipment	92,032	61,810

Goodwill and other intangible assets	98,205	20,187
Other assets	65,372	63,833

Total Assets	$759,080	$613,940

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$134,312	$99,588
Accrued expenses	92,407	73,651
Current portion of long-term debt	4,480	1,415
Current portion of other postretirement benefits	2,002	2,002

Total Current Liabilities	233,201	176,656

Long-Term Liabilities, less current portion
Senior Notes	250,000	250,000
Revolving credit	140,829	93,000
Other long-term debt	2,937	3,165
Deferred tax liability	28,355	1,392
Other postretirement benefits and other long-term liabilities	24,456	24,285

Total Long-Term Liabilities	446,577	371,842

Shareholders’ Equity	79,302	65,442

Total Liabilities and Shareholders’ Equity	$759,080	$613,940

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	Six Months Ended June 30,
	2012	2011
	(in Thousands)
OPERATING ACTIVITIES
Net income	$13,399	$7,622
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,295	8,277
Share-based compensation expense	1,238	920
Debt extinguishment costs	305	7,335
Changes in operating assets and liabilities:
Accounts receivable	(12,612)	(20,896)
Inventories and other current assets	(10,037)	(17,370)
Accounts payable and accrued expenses	20,810	26,518
Other	(2,278)	(831)

Net Cash Provided by Operating Activities	19,120	11,575
INVESTING ACTIVITIES
Purchases of property, plant and equipment, net	(6,851)	(5,258)
Acquisitions, net of cash acquired	(96,707)	—

Net Cash Used by Investing Activities	(103,558)	(5,258)
FINANCING ACTIVITIES
Proceeds from (payments on) term loans and other debt	23,373	(35,939)
Proceeds from revolving credit facility	27,293	300
Issuance of 8.125% senior notes, net of deferred financing costs	—	244,970
Redemption of 8.375% senior subordinated notes due 2014	—	(189,555)
Bank debt issue costs	(875)	(1,080)
Exercise of stock options	1,081	8
Purchase of treasury stock	(995)	(238)

Net Cash Provided by Financing Activities	49,877	18,466

(Decrease) Increase in Cash and Cash Equivalents	(34,561)	24,783
Cash and Cash Equivalents at Beginning of Period	78,001	35,311

Cash and Cash Equivalents at End of Period	$43,440	$60,094

Taxes paid	$3,598	$1,769
Interest paid (includes $5,720 of senior subordinated debt redemption costs in 2011)	11,709	15,389

BUSINESS SEGMENT INFORMATION (UNAUDITED)

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

(Dollars in Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
NET SALES
Supply Technologies	$131,495	$123,770	$264,157	$245,323
Assembly Components	91,425	40,699	136,048	88,011
Engineered Products	85,897	82,339	171,668	155,102

	$308,817	$246,808	$571,873	$488,436

INCOME BEFORE INCOME TAXES

Supply Technologies	$9,659	$8,119	$19,572	$16,597
Assembly Components	7,249	934	8,380	4,056
Engineered Products	14,299	12,003	28,480	20,896

Total Segment Operating Income	31,207	21,056	56,432	41,549
Corporate and other costs	(4,880)	(4,722)	(9,971)	(8,945)
Settlement of litigation	(13,000)	—	(13,000)	—
Interest expense	(6,540)	(6,894)	(12,970)	(12,757)
Debt extinguishment costs	—	(7,335)	(305)	(7,335)

	$6,787	$2,105	$20,186	$12,512

Note A—On March 23, 2012, the Company completed the acquisition of Fluid Routing Solutions Holding Corp. (“FRS”), a leading manufacturer of automotive and industrial rubber and thermoplastic hose products and fuel filler and hydraulic fluid assemblies for the automotive and industrial industries. FRS will expand the Company’s sales of assembled components.

During the second quarter, as a result of the FRS acquisition, the Company realigned its segments in order to better align its business with the underlying markets and customers that the Company serves. In so doing, we combined Aluminum Products, Rubber Products (previously included in the former Manufactured Products segment), and Delo Screw Products (previously included in the Supply Technologies segment) along with FRS to form the Assembly Components segment. The former Manufactured Products segment will now be referred to as Engineered Products. The results of operations of FRS from the date of the acquisition through June 30, 2012 are included in the Assembly Components segment. The business segment results for the prior year have been reclassified to reflect these changes.